Exhibit 10.2

FIRST AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

               This First Amendment to the Amended and Restated Employment Agreement (the “Agreement”) dated July 15, 2002, by and between OrthoLogic Corp., a Delaware corporation (the “Company”), and Thomas R. Trotter (“Employee”) shall be effective as of August 30, 2003.

RECITALS:

          A. Employee has been employed by the Company in the position of President/CEO, pursuant to the Agreement.

          B. The parties now wish to amend certain provisions of the Agreement.

AGREEMENTS:

          The parties hereby agree to amend the Agreement as follows:

          1. Section 3(a):

          Section 3(a) of the Agreement is amended by replacing the phrase “begin a two-year transition” with the phrase “begin a three-year transition,” and by adding at the end thereof the following:

“and the date on which an Election is made is referred to in this Agreement as the “Election Date.”

          2. Section 3(c):

               Section 3(c) of the Agreement is amended and restated to read in its entirety as follows

     “(c) Duties After an Election. Effective immediately upon an Election, Employee will report to the Company’s President and CEO or to the Board as determined by the Board. Employee shall not have an official title or any set work hours. While various projects assigned to Employee may require more or less time within any given month, it is contemplated that, without his consent, Employee will not be asked to work on Company matters for more than the following: (i) during the period commencing on the Election Date and ending on the later of (A) the first anniversary of the Election Date or (B) December 31, 2004, 6 days per quarter or 24 days total; (ii) during the 12-month period following the period described in the foregoing clause (i), 3 days per quarter or 12 days total; and (iii) during the 12-month period following the period described in the foregoing clause (ii), 1 day per quarter or 4 days total. Effective upon an Election, Employee hereby resigns as an officer of the Company. Employee understands that from and after the Election, and until the end of the term of this Agreement, the Company will not provide him with an office, but will provide

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reasonable secretarial and other staff support and will provide ancillary office equipment such as a fax machine, dictating equipment and a desk-top computer that Employee may continue to use until the end of the term at another location selected by him. After an Election, Employee shall not be entitled to use any Company owned or supported laptop computers or cell phones except to the extent required by specific projects assigned to Employee. It is expected that, subject to a contrary determination by the Board in its sole discretion, Employee will be assigned primary responsibility for completing the Sale of the Bone Stimulation Business during the period ending December 31, 2004, if such sale has not been completed prior to the Election Date.

At the Company’s option, Employee agrees to continue serving as a director of the Company after the Election Date and until December 31, 2004 to assist in the transition to a new CEO and President, and Employee consents to being named as a nominee in any proxy statement of the Company relating to the election of directors for a term prior to December 31, 2004. Employee agrees to resign as a director of the Company on December 31, 2004.

          3. Section 4:

          Section 4 of the Agreement is amended by replacing the sentence “Upon an Election, the term of Employee’s employment by the Company shall convert automatically to a two-year term beginning on the date of such Election,” with the following sentence:

“Upon an Election, the term of Employee’s employment by the Company shall convert automatically to a term beginning on the Election Date and ending on the later of the third anniversary of the Election Date or December 31, 2006.”

          4. Section 5(a):

          Section 5(a) of the Agreement is amended and restated to read in its entirety as follows:

     “(a) Salary. (i) Before an Election, the Company shall pay Employee a minimum base annual salary, before deducting all applicable withholdings, of $330,000 per year, payable at the times and in the manner dictated by the Company’s standard payroll policies. The minimum base annual salary shall be reviewed annually, at the end of the Company’s fiscal year, by the Compensation Committee of the Board and may be increased, but shall not be decreased; (ii) during the period commencing on the Election Date and ending on the later of the first anniversary of the Election Date or December 31, 2004, Employee’s base annual salary shall remain at the same level as it was on the Election Date; (iii) during the 12 months following the period described in the foregoing clause (ii), Employee’s base annual salary shall be $330,000, regardless of the level of base annual salary being paid to Employee prior to the Election Date; and (iv) during the 12 months following the period described in the foregoing clause (iii),

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Employee’s base annual salary shall be $100,000, regardless of the level of base annual salary being paid to Employee prior to the Election Date.”

          5. Section 5(b).

          Clause (iii) of Section 5(b) is amended by adding at the end thereof the following text:

“; provided, that if the Election Date occurs prior to December 31, 2003, Employee’s incentive bonus pursuant to the Company’s incentive bonus program for 2003 will be calculated as if Employee served as President/CEO for all of 2003.”

          6. Section 6.

          Section 6 of the Agreement is amended by adding at the end thereof the following text:

“Upon Employee’s acceptance of employment with another employer in connection with which Employee works, or is expected to work, 1,000 hours or more per year, Employee shall no longer be entitled to participate in any health, dental, retirement or other employee benefit plans of the Company. During the term of Employee’s employment under this Agreement, Employee shall be considered as an employee for the purposes of any Company stock option plans.”

          7. Section 8(a).

               The second sentence of Section 8(a) is amended and restated to read in its entirety as follows:

“In the event of termination for Cause, the Company’s sole obligation under this agreement shall be to pay Employee the minimum base salary due him through the date of termination and thereafter Employee shall not be entitled to any incentive bonus, special bonus or other benefit or payment whatsoever hereunder.”

          8. Section 10(a).

          Section 10(a) of the Agreement is amended and restated in its entirety to read as follows:

“(a)  On or After December 31, 2003. Employee may make an Election at any time on or after December 31, 2003.”

          9.  Section 10(b).

          The heading and first sentence of Section 10(b) of the Agreement are amended and restated to read in their entirety as follows:

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“(b) Before December 31, 2003. Employee shall be entitled to make an Election before December 31, 2003 only if ‘Good Reason’ exists.”

          10. Exhibit B

          Section I of Exhibit B to the Agreement is amended and restated in its entirety to read as set forth on the attached Exhibit B.

          11. Miscellaneous

          Except as amended above, the Agreement remains in full force and effect.

          This First Amendment to the Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

          This First Amendment to the Agreement has been executed by the parties as of August 30, 2003.

ORTHOLOGIC CORP. (the “Company”)

By:	/s/ John M. Holliman, III

John M. Holliman, III Chairman of the Board

THOMAS R. TROTTER

By:	/s/ Thomas R. Trotter

“Employee”

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EXHIBIT B

CALCULATION OF SPECIAL BONUSES

I. BONUS AFTER A CHANGE IN CONTROL

     Upon the closing of a Change in Control prior to the Election Date, Employee shall be entitled to receive, as a lump sum, a special bonus payment according to the following schedule:

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     If the net per share price falls between targets listed above, a straight-line interpolation of the lump sum bonus amount shall occur. The net per share prices described above shall be equitably adjusted to reflect any recapitalization, reclassification, stock split, stock combination or the like occurring prior to the Change in Control.

     In addition, Employee shall be entitled to receive the foregoing special bonus payment upon the closing of a Change in Control after the Election Date and before December 31, 2004, if the Change of Control involves the acquisition of a majority of the voting power of the Company’s outstanding common stock or substantially all the assets of the Company by any party with whom the Company, prior to the Election Date, had engaged in substantive discussions in respect of either (i) such transaction or (ii) a Sale of the Bone Stimulation Business.

II. BONUS AFTER A SALE OF THE BONE-STIMULATION BUSINESS

     Upon the closing of a Sale of the Bone-Stimulation Business prior to the Election Date, or after the Election Date and prior to December 31, 2004, Employee shall be entitled to receive, as a lump sum, a special bonus payment equal to one-half of 1% of the selling price.

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